Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2009 (except for Note 15 and the effects of the change in accounting for noncontrolling interests and convertible debt arrangements discussed in Note 2(p) as to which the date is June 26, 2009) with respect to the consolidated financial statements as of and for the each of the three years in the period ended December 31, 2008 (which expressed an unqualified opinion and contained an explanatory paragraph regarding the Company’s adoption of FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51 and FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), on January 1, 2009 and FASB No. 157, Fair Value Measurements, and No. 159, the Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, on January 1, 2008) and financial statement schedules and our report dated February 27, 2009 on internal control over financial reporting of RAIT Financial Trust and subsidiaries included in the Current Report on Form 8-K filed on June 29, 2009, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

October 30, 2009